Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of December 16, 2014, to the Rights Agreement (as amended from time to time, the “Rights Agreement”), dated as of June 20, 2006, between Volcano Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), is being executed at the direction of the Company.

WHEREAS, the Company, Philips Holding USA Inc., a Delaware corporation (“Parent”), and Clearwater Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), intend to enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Purchaser will (a) commence a tender offer to acquire all of the outstanding shares of common stock of the Company, including any associated rights to purchase capital stock issued pursuant to the Rights Agreement (the “Offer”), and (b) subject to the terms and conditions set forth in the Merger Agreement, acquire shares of common stock of the Company pursuant to the Offer. Upon the completion of the Offer and subject to the other terms and conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”) and each remaining share of common stock of the Company will be converted into the right to receive cash consideration;

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to modify the terms of the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, from the application of the Rights Agreement and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following new definitions thereto:

“Exempted Transactions” shall mean the execution, delivery and performance of the Merger Agreement, the commencement and/or consummation of the Offer and any of the other transactions contemplated by the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger to be entered into on or about December 16, 2014, by and among the Company, Philips Holding USA Inc. and Purchaser (as the same may be amended from time to time).

“Offer” shall mean the tender offer to acquire all of the outstanding shares of the Company’s Common Stock, including any associated rights to purchase capital stock issued pursuant to this Agreement, to be commenced by Purchaser pursuant to the Merger Agreement.

“Purchaser” shall mean Clearwater Merger Sub, Inc., a Delaware corporation.

2. Section 7(a) is hereby amended to delete the “or” immediately preceding clause (iv) and to add the following after clause (iv): “and (v) immediately upon the Offer Acceptance Time (as defined in the Merger Agreement).”

3. The following is hereby added as a new Section 35 of the Rights Agreement:

“Section 35. Merger Agreement and Exempted Transactions. Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, (i) none of Purchaser, any of its stockholders nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person as a result of the Exempted Transactions, (ii) a Stock Acquisition Date and a Distribution Date shall not be deemed to occur as a result of the Exempted Transactions and (iii) the Rights will not separate from the Common Stock as a result of the Exempted Transactions.”

4. Except as expressly provided in this Amendment, the Rights Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without amendment thereto, and is, in all respects, ratified and confirmed.

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

VOLCANO CORPORATION		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, As Rights Agent

By:	/s/ Scott Huennekens	By:	/s/ Paula Caroppoli
Name:	Scott Huennekens	Name:	Paula Caroppoli
Title:	President and CEO	Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO RIGHTS AGREEMENT]